EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CPEX PHARMACEUTICALS, INC.
CPEX Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1. The name of the Corporation is CPEX Pharmaceuticals, Inc. The Corporation was originally incorporated on September 28th, 2007 when the original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware.
2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the DGCL.
3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware. The Corporation has not received any payment for its shares of stock.
4. This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation in its entirety.
5. The text of the Certificate of Incorporation of the Corporation hereby is amended and restated in its entirety as follows:
     FIRST: The name of the Corporation is CPEX Pharmaceuticals, Inc.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).
     FOURTH: (1) Capitalization. The classes of stock and total number of shares of stock of each class which the Corporation shall have authority to issue are set forth in the table below:

Common Stock	35,000,000 shares, par value $0.01 per share

Preferred Stock	1,000,000 shares, par value $0.01 per share
     (2) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:
     (a) Voting. Each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote in person or by proxy for each share of the Common Stock entitled to vote thereat held by such stockholder.
     (b) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.
     (c) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
     (3) Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other series or class or classes of stock of the Corporation; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for shares of any other series or class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:
     (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     (2) The Board of Directors shall consist of not less than three (3) or more than thirteen (13) members, the exact number of which shall be fixed, from time to time, exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and subject to the rights of the holders of Preferred Stock, if any, the exact number may be increased or decreased (but not to less than three (3) or more than thirteen (13) members).
     (3) The Board of Directors shall be divided into three classes, designated Classes I, II and III, the number of directorships in each of which Classes shall be as nearly equal in number as possible. The initial division of the members of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors constituting the Board of Directors. The term of the initial Class I Directors shall terminate on the date of the 2009 annual meeting; the term of the initial Class II Directors shall terminate on the date of the 2010 annual meeting; and the term of the initial Class III Directors shall terminate on the date of the 2011 annual meeting. At each succeeding annual meeting of stockholders beginning in 2009, successors to the class of Directors whose term expires at that annual meeting shall be elected to a three-year term. If the number of Directors is changed, any increases or decreases shall be apportioned among the Classes so as to attain or maintain in each Class a number of directors as nearly equal as possible.
     (4) Unless otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any vacancy on the Board of Directors that results from death, resignation, retirement, disqualification, removal or any other cause may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

     (5) Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.
     (6) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and the Amended and Restated By-Laws; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
     SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
     SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
          The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

          The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
          Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
     EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called by either the (i) the President or (ii) pursuant to a resolution adopted by the Board of Directors. The ability to call a special meeting by a stockholder is hereby specifically denied.
     NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Amended and Restated By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) inside or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Amended and Restated By-Laws of the Corporation.
     TENTH: This Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws may be altered, amended or repealed, in whole or in part, by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, or repeal be contained in the notice of such meeting of the stockholders or Board of Directors, as the case may be. All amendments to provisions relating to (i) Article FIFTH, SIXTH, SEVENTH, EIGHTH and TENTH shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote and (ii) all other matters must be approved by either the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote or by a majority of the entire Board of Directors then in office.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 13th day of May, 2008.

CPEX PHARMACEUTICALS, INC.
By:	/s/ Robert Hebert
	Name:	Robert Hebert
	Title:	Chief Financial Officer, Vice President, Treasurer and Secretary